EXHIBIT 4.50

March 19, 2020

APR ENERGY LLC

c/o Seaspan Corporation

2600 – 200 Granville Street

Vancouver, BC

Canada  V6C 1S4

Attention: Matt Borys, Treasury

Copy to: ATLAS CORPORATION

APR ENERGY LLC

$185,000,000 Senior Secured Term Loan and Revolving Facilities

AMENDMENT SIDE Letter

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 28,2020, between (inter alios) APR Energy LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time party hereto as Lenders, and Citibank, N.A., as administrative agent (the “Credit Agreement”).  Capitalized terms used and not defined herein have the meanings assigned thereto in the Credit Agreement. This letter is a “Loan Document” for the purposes of the Credit Agreement.

1.	AMENDMENTS

In connection with the entry by the Borrower into the IPL, the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders) have agreed that the Credit Agreement and the Parent Guarantee shall be amended as follows, with effect from the date hereof:

a.	the following new definitions shall be added to section 1.01 of the Credit Agreement (in alphabetical order):

““Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.”;

““Consolidated Tangible Net Worth” means, with respect to the Parent Guarantor on a consolidated basis, total Shareholders’ Equity, as reported in the balance sheet of the Parent Guarantor and its consolidated Subsidiaries most recently delivered to the Lenders (but excluding for purposes of calculating Shareholders’ Equity any assets or liabilities of, or attributable to its ownership of Apple Bidco Limited and its Subsidiaries (including, for the avoidance of doubt, any debt thereof guaranteed by the Parent Guarantor)), adjusted by:

(a) adding any subordinated debentures (being convertible debentures and other equity linked instruments which are subordinate to the rights of its unsecured creditors generally and which are akin to equity), mezzanine equity and redeemable shares, in each case in the Parent Guarantor;

(b) adding the amounts referred to in Schedule 1.01 to the Seaspan Credit Agreement for the date of such balance sheet (as the same may be adjusted from time to time to reflect the sale of any of the vessels referred to in such Schedule 1.01 following the date of the Seaspan Credit Agreement);

(c) deducting any amount attributable to goodwill or any other intangible asset;

(d) reflecting any variation in the amount of the issued share capital of the Parent Guarantor since the date of such balance sheet; and

(e) deducting any guarantees of indebtedness by Parent Guarantor (but only to the extent the indebtedness so guaranteed was not previously deducted in determining total Shareholders’ Equity).”; and

““Seaspan Credit Agreement” means that certain Credit Agreement dated as of May 15, 2019 among Seaspan Holdco III Ltd., as borrower, Citibank, N.A. as Administrative Agent and the other parties thereto.”;

b.	section 2.03(d) of the Credit Agreement shall be amended by inserting the words “Guarantor Cure or Collateral Asset Disposition,” after the words “DSCR Cash Sweep Event,”;

c.	the following provision shall be included as a new section 2.06(d) of the Credit Agreement (and the existing section 2.06(d) shall be renumbered 2.06(e)):

“(d)Ownership of Seaspan Corporation. On any date on which the Parent Guarantor ceases to own, directly or indirectly, 100% of the equity interests of Seaspan Corporation, and on any date on which the Parent Guarantor’s ownership, direct or indirect, of such equity interests is further reduced, the Borrower shall prepay a percentage of the then-outstanding principal amount of the Loans equal to the percentage reduction in the Parent Guarantor’s direct and/or indirect ownership of such equity interests on such date.”;

d.

section 6.04 of the Credit Agreement shall be amended by inserting the words “If a Guarantor Cure is required to be funded pursuant to Section 6.09, the Borrower shall not be permitted to pay any dividends to the Parent Guarantor on the Payment Date for the quarter in which such LTV Event, DSCR Event or Leverage Ratio Event, as applicable, shall have occurred.” as a new sentence at the end of section 6.04 of the Credit Agreement;

e.	section 6.08 of the Credit Agreement shall be amended and restated as follows:

“SECTION 6.08Financial Covenants.

(a)LTV Ratio. If on any Test Date it is determined that the LTV Ratio is in excess of 90 percent (an “LTV Event”), the Borrower shall provide a Guarantor Cure.

(b)Debt Service Coverage Ratio. On any Test Date if the DSCR Ratio is less than (x) 1.5:1 or (y) 1.75:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion (a “DSCR Event”), the Borrower shall provide a Guarantor Cure.

(c)[Reserved].

(d)Leverage Ratio.  If the Leverage Ratio on any Test Date (i) on or before the first anniversary of the Closing Date exceeds (x) 3.75:1 or (y) 3.50:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion, (ii)

after the first anniversary of the Closing Date, but on or before the second anniversary of the Closing Date exceeds (x) 3:1 or (y) 2.75:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion; and (iii) after the second anniversary of the Closing Date exceeds (x) 2.5:1 or (y) 2.25:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion, then it shall constitute a “Leverage Ratio Event” and the Borrower shall provide a Guarantor Cure.

The financial covenants set forth above shall be tested (x) on each Determination Date by reference to the most recent Measurement Period, and compliance shall be evidenced in the Compliance Certificates which shall be provided by the Borrower on (and as of) each Determination Date, and (y) as if all repayments and prepayments of the Term Loan hereunder have been applied pro rata in respect of all remaining Term Loan Required Payments.”;

f.	section 7.01(b) of the Credit Agreement shall be amended and restated as follows:

“an Obligor shall fail to comply with any term of Sections 3.22, 5.25, 6.01, 6.03, 6.08 (subject to Guarantor Cure rights), 6.09, 6.11 and 6.12, section 3.08(b) of the Intercreditor Agreement, or the Parent Guarantor fails to comply with the terms of sections 11 and 13 of the Parent Guarantee;”;

g.	section 9.04(b)(ii) of the Credit Agreement shall be amended by inserting the words “or an Approved Fund” after the words “in the ordinary course of its business)”;

h.	the final paragraph of EXHIBIT B to the Credit Agreement shall be amended and restated as follows:

“Furthermore, the Parent Guarantor hereby represents and warrants that (1) it has sufficient consolidated liquidity (excluding (a) undrawn facilities and (b) liquidity of the APR Group and amounts in the Debt Service Reserve Account, Collection Account and Collateral Account) such that, within three business days, it is able to obtain a minimum of US$50,000,000 of free cash, (2) it has not paid any dividends or distributions to its shareholders other than regular quarterly dividends, if such dividend was funded with the proceeds of debt incurred by Seaspan Corporation or its subsidiaries and (3) Seaspan Corporation has at all times complied with Sections 6.09(c) and 6.09(d) of the Seaspan Credit Agreement.”

i.	the following provision shall be included as a new section 12(g) of the Parent Guarantee:

“(g)Authority.  The Security Trustee shall exercise or refrain from exercising any right, power, authority or discretion vested in the Security Trustee in accordance with instructions given to it by the Administrative Agent (as defined in, and acting in accordance with the terms of, the Credit Agreement).”; and

j.	the following provisions shall be included as new sections 13 and 14 of the Parent Guarantee:

“Section 13. Dividends

Atlas shall not pay any dividend or distribution to its shareholders, other than regular quarterly dividends, if such dividend is funded with the proceeds of debt incurred by Seaspan Corporation or its subsidiaries.

Section 14.Financial Covenants of Seaspan Corporation

Atlas shall ensure that Seaspan Corporation at all times complies with Sections 6.09(c) and 6.09(d) of the Seaspan Credit Agreement.”.

The Borrower and the Administrative Agent further agree that the IPL shall constitute Qualified Refinancing Debt for the purposes of the Credit Agreement.

2.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants with respect to itself and each other Obligor that as of the date hereof the representations and warranties set forth in sections 3.01, 3.02, 3.03, 3.04, 3.06, 3.08, 3.16, 3.17, 3.20, 3.21,  3.26, 3.28, 3.29 and 3.30 of the Credit Agreement are true and correct.

The Parent Guarantor represents and warrants that as of the date hereof the representations and warranties set forth in sections 7(a), 7(b), 7(c), 7(d), 7(e), 7(j), and 7(k) of the Parent Guarantee are true and correct, as if all references therein to the Parent Guarantee included this letter.

3.	CONSENTS AND CONTINUED EFFECT

Notwithstanding the amendments to the Loan Documents set out herein, each of the Credit Agreement and the other Loan Documents shall continue in full force and effect and the parties hereto agree that execution of this letter does not constitute an amendment or waiver of any provision of the Loan Documents in their current form except as expressly provided in this letter.

By signing this letter, each of the parties hereto hereby gives their consent to the amendments set out herein and the Parent Guarantor confirms that the guarantee and indemnity given by it under the Parent Guarantee continues to guarantee all liabilities and obligations which is it expressed to guarantee (as amended by this letter).

4.	MISCELLANEOUS

This letter shall not be assignable and may not be amended, and no provision hereof may be waived or modified, except by an instrument in writing signed by each of the Administrative Agent and the Borrower.

This letter may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or by email in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this letter.

Any communication to be made under or in connection with this letter shall be made in accordance with section 9.01 of the Credit Agreement.

Section 9.03 of the Credit Agreement shall apply in relation to this letter as if set out herein, mutatis mutandis.

This letter and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this letter and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

The provisions of sections 9.09 and 9.10 of the Credit Agreement shall apply to this letter as if set out herein, mutatis mutandis.

[Signature Pages Follows]

If the foregoing correctly sets forth your understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

CITIBANK, N.A.,

as Administrative Agent

/s/ Marion O’Connor

By: Marion O’Connor

Title: Senior Trust Officer

ACCEPTED AND AGREED

on March 19, 2020:

APR ENERGY LLC

/s/ Charles Ferry

Name:  Charles Ferry

Title:  Chief Executive Officer

ACCEPTED AND AGREED

On March 19, 2020:

ATLAS CORPORATION

/s/ Ryan Courson

Name:  Ryan Courson

Title:  Chief Financial Officer